EXHIBIT 99.1
International Absorbents Inc.
“Products and Technology for the Good of the Environment”
FOR IMMEDIATE RELEASE:
International Absorbents Secures Financing for Third Phase of Development
FERNDALE, WASH., September 15, 2006... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that its wholly-owned subsidiary, Absorption Corp, has entered into a financing agreement with GE Capital Public Finance, Inc. (“GECPF”) whereby GECPF has agreed to fund and guarantee an Economic Development Revenue Bond in the aggregate principal amount of $1,600,000 issued by the Washington State Economic Finance Authority on behalf of Absorption Corp.
Absorption Corp. intends to use the proceeds from the bond for the purchase and installation of manufacturing equipment when it relocates its Bellingham, Washington production facility to its new Ferndale, Washington manufacturing and warehouse facility. The total cost of the move is estimated to be approximately $3,600,000. The Company anticipates that the remaining $2,000,000 will be financed through Absorption’s cash flow.
The bond has a fixed interest rate of 5.70% and is amortized over 90 months with interest-only payments during the six-months of construction. Costs incurred in administrating the loan proceeds are estimated to be approximately $65,000.
The Company is currently entering the final phase of its three-phase capital expansion plan. The first phase of the plan involved the completion in November 2003 of a new 105,000 square foot production, warehousing and office space facility in Ferndale, Washington. The second phase included the purchase in August, 2003 of 14 acres of land in Jesup, Georgia, which included a 41,000 square foot warehouse building and the construction of a 45,000 square foot addition for warehousing and manufacturing space on the property. The third and final phase of the production expansion plan is the relocation of the Company’s Bellingham, Washington production facility to its new Ferndale, Washington facility, which the Company anticipates will be complete by March 2007.
Gordon L. Ellis, Chairman of International Absorbents Inc. stated, “Through the issuance of an Economic Development Revenue Bond we were able to negotiate a low interest rate in financing our equipment purchases to complete the last phase of our infrastructure expansion. To date, we believe our three-phase plan has given us the ability to grow our business, achieve significant cost savings, better serve our customers, expand our production lines, diversify and expand our production capacity and physically move manufacturing in a manner which is transparent to the users of our products. We believe this final phase will continue to improve upon efficiencies attained to date.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.internationalabsorbents.com.
Contact:
Charles (Chuck) Tait
International Absorbents Inc.
Toll Free: 866-514-6559 or 604-681-6181
info@internationalabsorbents.com

A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, statements referring to the Company’s future growth strategies, prospects for the future, projected costs of the Company’s proposed move, potential financial results, market and product line growth, abilities to enter new markets, ability to introduce new products, anticipated benefits from infrastructure improvements and the Company’s competitiveness and profitability as a result of new sales and marketing programs, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to delays related to commissioning a new manufacturing plant, contractor performance, newly installed equipment performance, consumer acceptance of the Company’s products at a new location, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2006 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.